Exhibit 10.6

              FORM OF LETTER AMENDMENT (Revised September 3, 2003)

________, 2003

Dear AssureTec Team Member

As each of you is painfully aware, our Company has been unable to raise sufficient capital to support its operations during its development period. Despite the advancement of almost a million dollars by my affiliates and comparable net compensation accruals by our employees and consultants (hereinafter collectively called "Employees"), we are still without sufficient working capital. Each of you had earlier agreed to defer all unpaid compensation otherwise due you until April 1, 2003, at which time such amounts were to be paid in twelve equal installments ending March 2004. Clearly, we are and will continue to be financially unable to commence these payments.

As a result, we are asking each of you to consent to (i) a formal deferral of all ongoing compensation until the Company is in a position to begin paying current compensation, and (ii) to defer receipt of all compensation already deferred until the Board of Directors deems it can pay these deferred obligations from operating cash flows.

After months of intense efforts to raise money utilizing the traditional venture capital approach, we now believe we can better access the capital markets as well as provide a mechanism to accelerate your collection of deferred compensation, by becoming a publicly traded company. To that end, the Company has engaged Patton Boggs, a nationally renowned legal and lobbying firm, to be our securities counsel. We anticipate this process could take as long as six months.


You are not legally obligated to consent to the terms proposed in this letter.

Proposal by the Company

          (1) Effective July 1, 2003, no employee of the Company shall any longer be eligible to collect compensation on a current basis. Ongoing current compensation shall accrue and become payable as provided in the next section (2) and shall resume only when, in the reasonable judgment of the board of directors, funds are sufficient to resume such payments to our employees. Additionally, interest shall accrue at three percent (3%) on unpaid gross compensation less advances (approximately 5% on net unpaid proforma compensation) until such compensation is paid in full.


          (2) When financing becomes available, $335,000 plus withholding taxes, FICA etc. (approximately three months "pro

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          forma" net compensation for all Employees) shall be set aside from such Financing for distribution to current and past employees and consultants. An amount specified in Schedule A shall be distributed to you representing the ratio of your Proforma net take-home deferred compensation to the total Proforma net take-home deferred compensation times the $335,000 set aside. This amount is not affected by any stock conversion exercised by you as specified in section (4). The remaining balance of all deferred compensation shall be paid only when, in the reasonable judgment of the Board of Directors, cash flows from operations are sufficient to resume payment of deferred obligations to our employees. Further, this provision shall not in any way defer the good faith undertaking by the Board of Directors to become publicly traded and issue shares for this deferred compensation that can be sold by each Employee.


          (3) Advances already received by employees from Reeves affiliates shall be repaid from and only from Employee's receipt of deferred compensation described in section 2. Repayment of these advances shall be made by ratable offset of such installment amounts. The intent of this provision 3 is to assure that Employee receives exactly the amount of net compensation otherwise due him / her if such employee had not received an advance from Reeves affiliates. In the event the Company is either liquidated or sold prior to Employee's receipt of all net unpaid deferred compensation due (less advances by Reeves affiliates), any amounts remaining unpaid shall be due upon sale or liquidation.


          (4) The Company's board of directors has authorized each employee accepting this Proposal to be awarded an option to either (i) convert any portion of his / her proforma take-home deferred compensation at June 30, 2003, net of affiliate advances, into common stock at an exercise price of $.375 per share or, in the alternative, to (ii) receive instead one common stock option for each dollar of Proforma take-home compensation subordinated hereunder (as set out in attached Schedule A) with said option at an exercise price of $.75 per share. The value at June 30, 2003 of your Pro forma take-home deferred compensation and the number of resulting option shares is set out in Schedule A. Election as to (i) or (ii) above shall be made upon execution of this letter. The term to exercise the deferred option
          (ii) shall be anytime within five years of the date hereof. The exercise price of $.75 for the option described in (ii) shall be adjusted downward to the price

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          paid by the investors in the next major financing round but to an adjusted strike price of not lower than $.50 per option share converted.


This letter, when signed by you, will form an amendment to the existing legal agreement between the Company and Employee. While the Company will benefit by your acceptance of this Proposal, you have no legal requirement to accept.

Thank you for your continued support of AssureTec during these trying times.

Sincerely,

/s/ R. Bruce Reeves
-------------------
R. Bruce Reeves,
Chairman & CEO
AssureTec Systems, Inc.

I have read and accept the terms and conditions contained in this letter and acknowledge I have had an opportunity to ask questions of management.


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NAME                                                          Date

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SCHEDULE A-1

CURRENT POSITION WITH THE COMPANY
---------------------------------
Effective June 30, 2003, the current gross deferred compensation amount is $82,455.00, the total advances from Reeves affiliates received by me is $2,300.00.
At September 30, 2003 the Net Proforma Take-home balance is $79,568.50. (The net Proforma Take-home balance is based on 70% of gross deferred compensation net of advances. Your actual take home compensation could differ from this estimate slightly based on actual withholdings, number of exemptions and state withholding taxes.)

Following completion of the Financing described herein, my net pro forma take-home portion to be received from the total $335,000 distribution shall be $________ plus applicable withholding taxes.


     I currently hold options, excluding these new options described herein, exercisable as follows:

     a.   75,000 Vested options at a strike price(s) of .375 per share.
     b. 50,000 Unvested options exercisable 11/25/03 at an exercise price of .50 per share.
     c. 50,000 Unvested options exercisable 11/25/04 at an exercise price of .75 per share.
     d.   50,000 Unvested options exercisable 11/25/05 at an exercise price of
          1.00 per share.
     e. 100,000 Options exercisable upon meeting defined milestones at an exercise price of .75 per share.

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                                  SCHEDULE A-2

ELECTION FORM
-------------
     I hereby elect to convert $________ of my Net Proforma Take-home balance into Company stock at $.375 per share.

   I hereby subject the remaining $________ Net Proforma take-home balance and associated accrued taxes and withholding to the terms of this letter agreement and shall receive an option to acquire ________ shares of Company common stock at an exercise price of $.75 per share, such exercisable on or before five (5) years from the date hereof. The exercise price shall be adjusted from $.75 as provided in this Agreement.

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Employee                                             Date
Acknowledged and agreed to by Company:
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R. Bruce Reeves, Chairman                            Date